EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the inclusion in this Registration Statement on Form SB-2, Post-Effective Amendment No. 1, of our report dated December 2, 2005, with respect to our audit of the consolidated balance sheets of Rick's Cabaret International, Inc. as of September 30, 2005 and 2004, and related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended, which report appears in the Prospectus, and is part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.

/s/ Whitley Penn LLP

Dallas, Texas
May 16, 2006